CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of Vanguard STAR Funds of our report dated December 15, 2022, relating to the financial statements and financial highlights, which appear in the Vanguard LifeStrategy Moderate Growth Fund's (a series of Vanguard STAR Funds) Annual Report on Form N-CSR for the year ended October 31, 2022 and of our report dated February 16, 2023, relating to the financial statements and financial highlights, which appears in Vanguard Managed Allocation Fund's (a series of Vanguard Valley Forge Funds) Annual Report on Form N-CSR for the year ended December 31, 2022. We also consent to the references to us under the headings "Financial Highlights", "Additional Information About the Funds" and "Representations and Warranties" in such Registration Statement.

/s/PricewaterhouseCoopers LLP Philadelphia, Pennsylvania February 16, 20223